Exhibit 10.72

DATE:    February 6, 1989

BETWEEN:	BCED Minnesota Inc.,
(address)	a Minnesota corporation
4340 Multifoods Tower
Minneapolis, Minnesota 55402

(“Landlord”)

AND:	Inter-Regional Financial Group, Inc.,
(address)	a Delaware corporation
100 Dain Tower
Minneapolis, Minnesota 55440

(“Tenant”)

FOR PREMISES IN:	The Dain Tower and
the Thorpe Building

LANDLORD AND TENANT, in consideration of the covenants herein contained, hereby agree as follows:

ARTICLE 1.00	DEFINITIONS

1.01	Definitions In this Lease:
(a)	“Annual Rent” means the amount payable by Tenant to Landlord in respect of each year of the Term under Article 4.01.
(b)	“Article” means an article of this Lease.
(c)	“Commencement Date” means the first day of the Term.
(d)	“Exhibit A” means the plan(s) attached hereto as Exhibit A.
(e)	“Exhibit B” means the provisions relating to Occupancy Costs and other matters attached hereto as Exhibit B.
(f)	“Exhibit C” means the Rules and Regulations attached hereto as Exhibit C.
(g)	“Fiscal Year” means a twelve month period (all or part of which falls within the Term) from time to time determined by Landlord with concurrence of the appropriate taxation authorities, at the end of which Landlord’s books are balanced for auditing and/or taxation purposes.
(h)	“Lease” means this lease, Exhibits A, B, B-1, C, D, D-1, E and F to this lease, and every properly executed instrument which by its terms amends, modifies or supplements this lease.
(i)	“Occupancy Costs” means amounts payable by Tenant to Landlord under Article 4.02.
(j)	“Other Charges” means amounts payable to Landlord under Article 4.03.
(k)	“Premises” means 128,692 square feet (including 5422 square feet of storage space), more or less, on the floors of the Building and as otherwise generally indicated on Exhibit A.
(l)	“Rent” means the aggregate of all amounts payable by Tenant to Landlord under Articles 4.01, 4.02 and 4.03.
(m)	“Term” means the period of time set out in Article 3.01.

See Exhibit D

L3.01 (1-81)	ONE

ARTICLE 2.00	GRANT OF LEASE

2.01

Grant        Landlord hereby demises and leases the Premises to Tenant, and Tenant hereby leases and accepts the Premises from Landlord, to have and to hold during the Term, subject to the terms and conditions of this Lease.

2.02	Quiet Enjoyment Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Term, subject to the terms and conditions of this Lease.

2.03

Covenants of Landlord and Tenant        Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by Landlord under this Lease. Tenant covenants to pay the Rent when due under this Lease, and to observe and perform all of the terms and conditions to be observed and performed by Tenant under this Lease.

ARTICLE 3.00	TERM AND POSSESSION

3.01	Term Notwithstanding Articles 3.02 and 3.03, the term of this Lease shall, begin on February 7, 1989 and end on the last day of the month of February, 1997, unless terminated earlier as provided in this Lease.

3.02	See Exhibit D

ARTICLE 4.00	RENT AND OCCUPANCY COSTS

4.01

Annual Rent        Tenant shall pay to Landlord as Annual Rent for the Premises the sum of $1,190,000.00 in respect of each year of the Term, payable in advance and without notice in monthly installments of $99,166.67 each on the Commencement Date and on the first day of each calendar month thereafter during the Term.

4.02

Occupancy Costs and Tax Costs        Tenant shall pay to Landlord, at the times and in the manner provided in Article 4.06, the Occupancy Costs (if any) determined under Exhibit B. Tenant shall also pay to Landlord, at the times and in the manner provided in Exhibit B, Tenant’s portion of Tax Costs (if any) determined under Exhibit B.

4.03

Other Charges        Tenant shall pay to Landlord, at the times and in the manner provided in this Lease, all amounts (other than that payable under Articles 4.01 and 4.02) which are payable by Tenant to Landlord under this Lease.

TWO

4.04

Payment of Rent - General        All amounts payable by Tenant to Landlord under this Lease shall be deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided, and Landlord shall have all rights against Tenant for default in any such payment as in the case of arrears of rent. Rent shall be paid to Landlord, without deduction or set-off except as specifically provided herein, in legal tender of the jurisdiction in which the Building is located, at the address of Landlord as set forth in the beginning of this Lease, or to such other person or at such other address as Landlord may from time to time designate in writing. Tenant’s obligation to pay Rent shall survive the expiration or earlier termination of this Lease.

See Exhibit D

4.05

Annual Rent - Early Termination        If the Term ends on a day other than the last day of a calendar month, the installment of Annual Rent payable on the first day of the last calendar month of the Term shall be that proportion of the Annual Rent which the number of days from the first day of such last calendar month to the last day of the Term bears to 365. A similar adjustment shall be made as to the first installment of Annual Rent if the Commencement Date is not the first day of a calendar month.

4.06	Payment - Occupancy Costs

See Exhibit D

ARTICLE 5.00	USE OF PREMISES

5.01	Use The Premises shall be used and occupied only for general office purposes and any related legal use, or for such other purpose as Landlord may specifically authorize in writing.

5.02

See Exhibit D

5.03

Abandonment        Tenant shall not vacate or abandon the Premises at any time during the Term and before termination of the Second Lease without Landlord’s written consent, except that Landlord may vacate portions of the Premises in the ordinary course of business without such consent.

5.04

Nuisance        Tenant shall not cause or maintain any nuisance in or about the Premises, and shall use its best efforts to keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise.

L3.01(c) (11-81)	THREE

ARTICLE 6.00	SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD

6.01

Operation of Building        During the Term Landlord shall operate and maintain the Building in accordance with all applicable laws and regulations and with standards from time to time prevailing for comparable office buildings in the area in which the Building is located and, subject to participation by Tenant by payment of Occupancy Costs Under Article 4.02, shall provide the services set out in Article 6.02 and 6.03.

6.02	Services to Premises Landlord shall provide in the Premises:

(a)

heat, ventilation and cooling as required for the comfortable use and occupancy of the Premises during normal business hours, and which will be 7:30 a.m. through 6:00 p.m., Monday through Friday, and 7:30 a.m. through 1:00 p.m., Saturday, excluding days that are legal or statutory holidays in the jurisdiction in which the Building is located, if the New York Stock Exchange is closed on such legal or statutory holidays.

(b)	janitor services, in accordance with the janitorial schedule attached hereto as Exhibit F.

(d)	replacement of Building Standard fluorescent tubes, light bulbs and ballasts as required from time to time as a result of normal usage, and

(e)	maintenance, repair, and replacement as set out in Article 6.04.

6.03	Building Services Landlord shall provide in the Building:

(a)	domestic running water and necessary supplies in washrooms sufficient for the normal use thereof by occupants in the Building,

(b)

access to and egress from the Premises, including elevator or escalator service if included in the Building, 24 hours per day, every day of the year, subject to such reasonable Security measures as Landlord may impose.

(c)

heat, ventilation, cooling, lighting, electric power, domestic running water, and janitor service in those areas of the Building from time to time designated by Landlord for use during Normal Business Hours by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord.

(d)

a general directory board on which Tenant, Tenant’s Affiliates and subtenants shall be entitled to have their names and the names of their managerial employees shown, provided that Landlord shall have exclusive control thereof and of the space thereon to be allocated to each tenant, (Landlord hereby approves the existing general directory board), and

(e)	maintenance, repair, and replacement as set out in Article 6.04.

6.04

Maintenance, Repair and Replacement        Landlord shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the proper operation of the Building and for provision of Landlord’s services under Article 6.02 and 6.03 (except as such may be the property of Tenant), and shall be responsible for and shall expeditiously maintain and repair the foundations, structure and roof of the Building and repair damage to the Building which Landlord is obligated to insure against under Article 9.00, provided that

(a)

if all or part of such systems, facilities and equipment are destroyed, damaged or impaired. Landlord shall have a reasonable time in which to complete the necessary repair or replacement, and during that time shall be required only to maintain such services as are reasonably possible in the circumstances.

(b)	Landlord may temporarily discontinue such services or any of them at such times as may be necessary due to causes (except lack of funds) beyond the reasonable control of Landlord,

(c)

Landlord shall use reasonable diligence in carrying out its obligations under this Article 6.04, but shall not be liable under any circumstances for any consequential damage to any person or property for any failure to do so,

(d)

no reduction or discontinuance of such services under this Article 6.04 (a) or (b) shall be construed as an eviction of Tenant or (except as specifically provided in this Lease) release Tenant from any obligation of Tenant under this Lease, and

(e)	nothing contained herein shall derogate from the provisions of Article 16.00.

FOUR

6.05	Additional Services

(a)

If from time to time requested in writing by Tenant and to the extent that it is reasonably able to do so, Landlord shall provide in the Premises services in addition to those set out in Article 6.02, provided that Tenant shall within ten days of receipt of any invoice for any such additional service pay Landlord therefor at such reasonable rates as Landlord may from time to time establish.

(b)

Tenant shall not without Landlord’s written consent install in the Premises equipment (including telephone equipment) other than existing equipment in the Premises, which Landlord hereby approves, which generates sufficient heat to affect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated. Landlord may, as a result of any such new installation by Tenant, install appropriate supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning system, as may in Landlord’s reasonable opinion be required to maintain proper temperature levels, and Tenant shall pay Landlord within ten days of receipt of any invoice for the cost thereof, including installation, operation and maintenance expense.

(c)

If Landlord shall from time to time reasonably determine that the use of any other utility or service in the Premises is disproportionate to the use of other tenants. Landlord may separately charge Tenant for the excess costs attributable to such disproportionate use. See Exhibit D

6.06	Alterations by Landlord Landlord may from time to time

(a)	make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Premises where necessary to serve the Premises or other parts of the Building.

(b)	make changes in or additions to any part of the Building not in or forming part of the Premises, and

(c)

change or alter the location of those areas of the Building from time to time designated by Landlord for use during normal business hours by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord.

provided that in doing so Landlord shall not disturb or interfere with Tenant’s use of the Premises and operation of its business or such use or operation by Tenant’s Affiliates or subtenants any more than is reasonably necessary in the circumstances and shall repair any damage to the Premises caused thereby. See Exhibit D

6.07

Access by Landlord      Tenant shall permit Landlord on reasonable notice to Tenant to enter the Premises outside normal business hours, and during normal business hours where such will not unreasonably disturb or interfere with Tenant’s use of the Premises and operation of its business or such use or operation by Tenant’s Affiliates or subtenants, to examine, inspect, and show, during the last 6 months of the Term, the Premises to persons wishing to lease them, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, and to take such steps as Landlord may deem necessary, including installation of sprinklers, for the safety, improvement or preservation of the Premises or the Building. Landlord shall (except in an emergency) give reasonable notice to Tenant not less than 24 hours prior to such entry, but no such entry shall constitute an eviction or entitle Tenant to any abatement of Rent.

See Exhibit D

6.08

Energy, Conservation and Security Policies        Landlord will not be considered in default under this Lease, including those provisions relating to the provision of utilities and services, if it acts in accordance with a directive, of a governmental or quasi-governmental authority serving the public interest in the fields of energy, conservation or security that is not contravened by another authority with superior jurisdiction.

ARTICLE 7.00	MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY TENANT

7.01

Condition of Premises        Except to the extent that Landlord is specifically responsible there for under this Lease, Tenant shall maintain the Premises and all improvements therein in good order and condition.

L3 01(c) (11-81)	FIVE

7.02	Failure to Maintain Premises If Tenant fails to perform or commence and diligently perform any obligation under Article 7.01, then on not less than ten days’ notice to Tenant Landlord may enter the Premises and perform such obligation without liability to Tenant for any loss or damage to Tenant thereby incurred, and Tenant shall pay Landlord for the cost thereof, plus 10% of such cost for overhead and supervision, within ten days of receipt of Landlord’s invoice therefor.

7.03	Alterations by Tenant Tenant may from time to time at its own expense make changes, additions and improvements in the Premises, provided that any such change, addition or improvement shall

(a)	comply with the requirements of any governmental or quasi-governmental authority having jurisdiction,

(b)	be made only with the prior written consent of Landlord,

(c)	equal or exceed the then standard of the then existing improvements in the Premises,

(d)	be carried out only by persons selected by Tenant and approved in writing by Landlord, who shall if reasonably required by Landlord deliver to Landlord before commencement of the work public liability and property damage insurance coverage, with Landlord named as an additional insured, in amounts, with companies, and in form reasonably satisfactory to Landlord, which shall remain in effect during the entire period in which the work will be carried out, and

(e)	not disturb any portion of the Building that contains asbestos.

See Exhibit D

7.04	Trade Fixtures and Personal Property Tenant may install in the Premises trade fixtures and personal property in a proper manner, provided that no such installation shall interfere with or damage the mechanical or electrical systems or the structure of the Building. Landlord approves all trade fixtures and personal property now installed in the Premises. Trade fixtures and personal property installed in the Premises by Tenant may be removed from the Premises at any time during the Term provided that Tenant promptly repairs at its own expense any damage to the Building resulting from such installation and removal.

7.05	Mechanic Liens Tenant shall pay all costs for work done or caused to be done by Tenant in the Premises which could result in any lien or encumbrance on Landlord’s interest in the Land or Building or any part thereof, shall keep the title to the Land or Building and every part thereof free and clear of any lien or encumbrance in respect of such work, and shall indemnify and hold harmless Landlord against any claim, loss, cost, demand and legal or other expense, whether in respect of any lien or otherwise, arising out of the supply of material, services or labor for such work. Tenant shall immediately notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and which affects the title to the Land or Building or any part thereof, and shall cause the same to be removed within five days (or such additional time as Landlord may consent to in writing), failing which Landlord may take such action as Landlord deems necessary to remove the same and the entire cost thereof shall be immediately due and payable by Tenant to Landlord. See Exhibit D

7.06	Signs Any sign, lettering or design of Tenant which is visible from the exterior of the Premises shall be at Tenant’s expense and subject to approval by Landlord, and shall conform to the uniform pattern of identification signs for tenants in the Building as prescribed by Landlord. Tenant shall not inscribe or affix any sign, lettering or design in the Premises or Building which is visible from the exterior of the Building. See Exhibit D

ARTICLE 8.00	TAXES

8.01	Landlord’s Taxes Landlord shall pay before delinquency (subject to participation by Tenant by payment of Occupancy Costs under Article 4.02) every real estate tax, assessment, license fee and other charge, excepting Tenant’s Taxes under Article 8.02, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of the Term upon or on account of the Land or Building.

SIX

8.02

Tenant’s Taxes         Tenant shall pay before delinquency ILLEGIBLE tax, assessment, license fee, excise and other charge, however described, other than net income, sales, capital gains or similar taxes, which is ILLEGIBLE assessed or charged by any governmental or quasi-governmental authority having jurisdiction, that may be come a lien on any part of the Building and which is payable in respect of the Term upon or on account of

(a)	operations at, occupancy of, or conduct of business in or from the Premises by or with the permission of Tenant,

(b)	trade fixtures or personal property in the Premises which does not belong to the Landlord, and

(c)	the Rent paid or payable by Tenant to Landlord for the Premises or for the use and occupancy of all or any part thereof:

8.03

Right to Contest       Landlord and Tenant shall each have the right to contest in good faith the validity or amount of any tax, assessment, license fee, excise fee and other charge which it is responsible to pay under this Article 8.00. provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord’s interest in the Premises, that Tenant provides to Landlord security for the taxes contested by Tenant adequate in the opinion of Landlord, and that upon the final determination of any contest by Tenant. Tenant shall immediately pay and satisfy the amount found to be due, together with any costs, penalties and interest.

ARTICLE 9.00	INSURANCE

9.01	See Exhibit D

9.02	Tenant’s Insurance During the Term. Tenant shall maintain at its own expense

(a)	all risk property damage insurance in amounts sufficient to fully cover Tenant’s improvements made after the date of this Lease and all property in the Premises which is not owned by Landlord, and

(b)

liability insurance, with Landlord named as an additional insured, against claims for death, personal injury and property damage in or about the Premises, in amounts which are from time to time acceptable to a prudent tenant in the community in which the Building is located, but not less than $1,000,000 for death, illness or injury to one or more persons, and $500.000 for property damage, in respect of each occurrence.

Policies for such insurance shall be in a form and with an insurer reasonably acceptable to Landlord, shall require at least fifteen days’ written notice to Landlord of termination or material alteration during the Term, and shall waive, if possible, any right of subrogation against Landlord. If requested by Landlord. Tenant shall from time to time promptly deliver to Landlord certified copies or other evidence of such policies, and evidence satisfactory to Landlord that all premiums thereon have been paid and that the policies are in full force and effect.

See Exhibit D

ARTICLE 10.00	INJURY TO PERSON OR PROPERTY

10.01	Indemnity by Tenant Tenant shall indemnify and hold harmless Landlord from and against every demand, claim, cause of action, judgment and expense, and all loss and damage arising from

(a)

any injury or damage to the person or property of Tenant, any other tenant in the Building or to any other person rightfully in the Building, occurring in or about the Premises, or caused by negligence or misconduct or other acts of Tenant, its agents, servants or employees, or of any other person entering upon the Premises under express or implied invitation of Tenant, or resulting from the violation of laws or ordinances, governmental orders of any kind or of the provisions of this Lease by any of the foregoing,

(b)	any loss or damage, however caused, to books, records, files, money, securities, negotiable instruments or papers in or about the Premises, and

L3.01(c) (11-81)	SEVEN

(d)

any injury or damage not specified above to the person or property of Tenant, its agents, servants or employees, or any other person entering upon the Premises under express or implied invitation of Tenant, where the injury or damage is caused by any reason other than the negligence or misconduct of Landlord, its agents, servants, or employees.

10.02

Subrogation        The provisions of this Article 10.00 are subject to the waiver of any right of subrogation against Tenant in Landlord’s Insurance under Article 9.01 and to the waiver of any right of subrogation against Landlord in Tenant’s Insurance under Article 9.02. and the waivers of liability provided for in Article 9.03 or elsewhere in this Lease.

ARTICLE 11.00	ASSIGNMENT AND SUBLETTING

See Exhibit D

ARTICLE 12.00	SURRENDER

12.01

Possession          Upon the expiration or other termination of the Term. Tenant shall immediately quit and surrender possession of the Premises in substantially the condition in which Tenant is required to maintain the Premises subject only to reasonable wear and tear casualty and/or condemnation. Upon such surrender, all right, title and interest of Tenant in the Premises shall cease.

EIGHT

12.02

Trade Fixtures, Personal Property and Improvements        Object to Tenant’s rights under Article 7.04, after the expiration or other termination of the Term all of Tenant’s trade fixtures, personal property and improvements remaining in the Premises shall be deemed conclusively to have been abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord with reasonable notice but without obligation to compensate Tenant or to account therefor, and Tenant shall pay to Landlord on written demand all costs incurred by Landlord in connection with the appropriation, sale, destruction or other disposition of Tenant’s abandoned personal property.

12.03

Merger        The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work a merger, and shall at Landlord’s option terminate all or any subleases and subtenancies or operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s option hereunder shall be exercised by notice to Tenant and all known sublessees or subtenants in the Premises or any part thereof.

12.04

Payments After Termination      No payments of money by Tenant to Landlord after the expiration or other termination of the Term or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under the Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.

ARTICLE 13.00	HOLDING OVER

13.01

Month-to-Month Tenancy        If with Landlord’s written consent Tenant remains in possession of the Premises after the expiration or other termination of the Term. Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy only, at a monthly rental equal to the Rent as determined in accordance with Article 4.00 or such other rental as is stated in such written consent, and such month-to-month tenancy may be terminated by Landlord or Tenant on the last day of any calendar month by delivery of at least 30 days’ advance notice of termination to the other; provided, however, that the terms of any written agreement regarding such continued occupancy will supersede the language of this Article 13.01.

13.02

Tenancy at Sufferance        If without Landlord’s written consent Tenant remains in possession of the Premises after the expiration or other termination of the Term. Tenant shall be deemed to be occupying the Premises upon a tenancy at sufferance only, at a monthly rental equal to 1.2 times the Rent determined in accordance with Article 4.00. Such tenancy at sufferance may be terminated by Landlord at any time by notice of termination to Tenant, and by Tenant on the last day of any calendar month by at least 30 days’ advance notice of termination to Landlord.

13.03

General        In the absence of a written agreement between Landlord and Tenant to the contrary, Any month-to-month tenancy or tenancy at sufferance hereunder shall be subject to all other terms and conditions of this Lease except any right of renewal and nothing contained in this Article 13.00 shall be construed to limit or impair any of Landlord’s rights of re-entry or eviction or constitute a waiver thereof.

ARTICLE 14.00	RULES AND REGULATIONS

14.01	Purpose The Rules and Regulations in Exhibit C have been adopted by Landlord for the safety, benefit and convenience of all tenants and other persons in the Building.

14.02

Observance        Tenant shall at all times comply with, and shall make reasonable efforts to cause its employees, agents, licensees and invitees to comply with, the Rules and Regulations from time to time in effect.

14.03	Modification Landlord may from time to time, for the purposes set out in Article 14.01, amend, delete from, or add to the Rules and Regulations, provided that any such modification

(a)	shall not be inconsistent with any other provision of this Lease,

(b)	shall be reasonable and have general application to all tenants in the Building, and

(c)	shall be effective only upon delivery of a copy thereof to Tenant at the Premises.

14.04

Non-Compliance      Landlord shall use its best efforts to secure compliance by all tenants and other persons with the Rules and Regulations from time to time in effect, but shall not be responsible to Tenant for failure of any person to comply with such Rules and Regulations if such best efforts have been made by Landlord.

L3.01(c) (11-81)	NINE

ARTICLE 15.00	EMINENT DOMAIN

15.01

Taking of Premises         If during the Term all of the Premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Premises (hereinafter called the “date of such taking”).

15.02	Partial Taking of Building If during the Term only part of the Building is taken or purchased as set out in Article 15.01, then

(b)

if more than 20% of the number of square feet in the Premises or more than 25% of the square feet in the Building is included in such taking or purchase. Landlord and Tenant shall each have the right to terminate this Lease by giving the other at least 30 days’ written notice thereof.

If either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided, however, that no termination pursuant to notice hereunder may occur later than 60 days after the date of such taking.

15.03

Surrender       On any such date of termination under Article 15.01 or 15.02. Tenant shall immediately surrender to Landlord the Premises and all interests therein under this Lease. Landlord may re-enter and take possession of the Premises and remove Tenant therefrom, and the Rent shall no longer accrue from the date of termination, except that if the date of such taking differs from the date of termination. Rent shall abate on the former date in respect of the portion taken. After such termination, and on notice from Landlord stating the Rent then owing. Tenant shall forthwith pay Landlord such Rent.

15.04

Partial Taking of Premises       If any portion of the Premises (but less than the whole thereof) is so taken, and no rights of termination herein conferred are timely exercised, the Term of this Lease shall expire with respect to the portion so taken on the date of such taking. In such event the Rent payable hereunder with respect to such portion so taken shall no longer accrue from such date, and the Rent thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by Landlord in order to account for the resulting reduction in the number of square feet in the Premises.

15.05	See Exhibit D

ARTICLE 16.00	DAMAGE BY FIRE OR OTHER CASUALTY

16.01

Limited Damage to Premises       If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of an architect acceptable to Landlord and Tenant, can be substantially repaired under applicable laws and governmental regulations within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium). Landlord shall forthwith at its own expense repair.

See Exhibit D

16.02

Major Damage to Premises       If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of an architect acceptable to Landlord and Tenant, cannot be substantially repaired under applicable laws and governmental regulations within 180 days from the date of such casualty (employing normal construction methods without overtime or other premium), then either Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by written notice delivered to the other not more than 30 days after receipt of such architect’s opinion, failing which Landlord shall forthwith as its own expense repair any and all damage to the Building to the extent set forth in Article 16.01 and Tenant shall repair at its expense all damage to other improvements and fixtures in the Premises and to Tenant’s trade fixtures and personal property.

TEN

16.03

Abatement       If Landlord is required to repair damage to all or part of the Premises under Article 16.01 or 16.02 the rent payable by Tenant hereunder shall be proportionately reduced to the extent that the Premises are thereby rendered untenantable from the date of such casualty until five days after completion by Landlord of the repairs to the Premises (or the part thereof rendered untenantable) and the running of a period of time thereafter reasonably necessary to permit Tenant to complete its repairs under Articles 16.01 and 16.02, or until Tenant again uses the Premises (or the part thereof rendered untenantable) in its business, whichever first occurs.

16.04

Major Damage to Building       If all or a substantial part (whether or not including the Premises) of the Building is rendered untenantable by damage from fire or other casualty to such a material extent that in the reasonable opinion of Landlord the Building must be totally or partially demolished, whether or not to be reconstructed in whole or in part, Landlord may elect to terminate this Lease as of the date of such casualty (or on the date of notice if the Premises are unaffected by such casualty) by written notice delivered to Tenant not more than 60 days after the date of such casualty. See Exhibit D

16.05

Limitation on Landlord’s Liability       Except as specifically provided in this Article 16.00, there shall be no reduction of Rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises.

ARTICLE 17.00	TRANSFERS BY LANDLORD

17.01	Sales, Conveyance and Assignment See Exhibit D.

17.02

Effect of Sale, Conveyance or Assignment       A sale, conveyance or assignment of the Building made in accordance with Section 17.01 shall operate to release Landlord from liability from and after the effective date thereof upon all of the covenants, terms and conditions of this Lease, express or implied, except as such may relate to the period prior to such effective date, and Tenant shall thereafter look solely to Landlord’s successor in interest in and to this Lease. This Lease shall not be affected by any such sale, conveyance or assignment, and Tenant shall attorn as provided below, to Landlord’s successor in interest thereunder.

17.03	See Exhibit D

17.04

Attornment      Subject to Article 17.05, if the interest of Landlord is transferred to any person (herein called “Purchaser”) by reason of foreclosure or other proceedings for enforcement of the First Mortgage, or by delivery of a deed in lieu of such foreclosure or other proceedings. Tenant shall immediately and automatically attorn to Purchaser.

17.05	Nondisturbance No attornment under Article 17.04 shall be effective unless:

(a)	the holder of the First Mortgage has subordinated, in whole or in part, the First Mortgage to this Lease, or

(b)

Purchaser delivers to Tenant a written undertaking, in a form satisfactory to Purchaser, binding upon Purchaser and enforceable by and for the benefit of Tenant under applicable law, that this Lease and Tenant’s rights hereunder shall continue undisturbed while Tenant is not in default despite such enforcement proceedings and transfer.

17.06

Effect of Attornment       Upon attornment under Article 17.04 this Lease shall continue in full force and effect as a direct lease between Purchaser and Tenant, upon all of the same terms, conditions and covenants as are set forth in this Lease except to the extent reasonably and customarily provided otherwise in any nondisturbance agreement under Article 17.05

L3.01(c) (11-81)	ELEVEN

17.07

Execution of Instruments       Tenant, on request by and without cost to Landlord or any successor in interest, shall execute and deliver any and all such reasonable instruments further evidencing such subordination and (where applicable hereunder) attornment.

ARTICLE 18.00	NOTICES, ACKNOWLEDGEMENTS, AUTHORITIES FOR ACTION

18.01

Notices       Any notice from one party to the other hereunder shall be in writing and shall be deemed duly served if delivered personally to an officer of the party being served, or if mailed by registered or certified mail addressed to Tenant at 100 Dain Tower, Minneapolis, Mn 55402, Attn: Daniel J. Reuss or to Landlord at 4340 Multifoods Tower, Minneapolis MN 55402, Attn: Corporate Secretary. Any notice shall be deemed to have been given at the time of personal delivery or, if mailed, on the date of deposit thereof in the U.S. mails. Either party shall have the right to designate by notice, in the manner above set forth, a different address to which notices are to be mailed.

18.02

Acknowledgements       Each of the parties hereto shall at any time and from time to time upon not less than 20 days prior notice from the other execute, acknowledge and deliver a written statement certifying, to the extent then accurate,

(a)	that this Lease is in full force and effect, subject only to such modifications (if any) as may be set out therein.

(b)	that Tenant is in possession of the Premises and paying Rent as provided in this Lease.

(c)	the dates (if any) to which Rent is paid in advance.

(d)	that there are not, to such party’s knowledge, any uncured defaults on the part of the other party hereunder, or specifying such defaults if any are claimed, and

(e)	as true and accurate such other information concerning this Lease or tenancy as may be reasonably required by any First Mortgage lender.

Any such statement may be relied upon by any prospective transferee or encumbrancer of all or any portion of the Building, or any assignee of any such persons.

18.03

Authorities for Action         Landlord may act in any matter provided for herein by its Property Manager and any other person who shall from time to time be designated by Landlord by notice to Tenant. Tenant shall designate in writing one or more persons to act on its behalf in any matter provided for herein and may from time to time change, by notice to Landlord, such designation. In the absence of any such designation, the person or persons executing this Lease for Tenant shall be deemed to be authorized to act on behalf of Tenant in any matter provided for herein.

ARTICLE 19.00	DEFAULT

19.01	See Exhibit D

TWELVE

19.02	See Exhibit D

19.03	Events of Default If and whenever:

(a)	part or all of the Rent hereby reserved is not paid when due, and such default continues for See Exhibit D

(c)

Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up proceedings or if a receiver shall be appointed for the business, property, affairs or revenues of Tenant, or

(e)

Tenant fails to observe, perform and keep each and every of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by Tenant (other than payment of Rent) and persists in such failure after 10 days notice by Landlord requiring that Tenant remedy, correct, desist or comply (or if any such breach would reasonably require more than 10 days to rectify, unless Tenant commences rectification within the 10 day notice period and thereafter promptly and effectively and continuously proceeds with the rectification of the breach), or

See Exhibit D

then and in any of such cases, at the option of Landlord, Landlord may pursuant to legal process forthwith re-enter upon and take possession of the Premises or any part thereof in the name of the whole and remove and sell Tenant’s goods, chattels and trade fixtures therefrom, any rule of law or equity to the contrary notwithstanding; seize and sell such goods, chattels and equipment of Tenant as are abandoned by Tenant in the Premises and apply the net proceeds thereof to all Rent and other payments to which Landlord is then entitled under this Lease. Any such sale may be effected in the discretion of Landlord by public auction or otherwise, and either in bulk or by individual item, or partly by one means and partly by another, all as Landlord in its entire discretion may decide. If any of Tenant’s property is disposed of as provided in this Article 19.03, 10 days prior notice to Tenant of disposition shall be deemed to be commercially reasonable.

19.04

Waiver of Redemption        Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the terms or conditions of this Lease or otherwise.

19.05

Surrender        If and whenever Landlord is entitled to or does re-enter, Landlord may terminate this Lease by giving notice thereof, and in such event Tenant shall forthwith vacate and surrender the Premises.

19.06	Payments If Landlord shall re-enter or if this Lease shall be terminated hereunder, Tenant shall pay to Landlord on demand:

(a)	Rent up to the time of re-entry or termination, whichever shall be the later, and

(b)

all expenses incurred by Landlord in performing any of Tenant’s obligations under this Lease, re-entering or terminating and re-letting, collecting sums due or payable by Tenant, realizing upon assets seized (including brokerage, legal fees and disbursements), and

L3.01(c) (11-81)	THIRTEEN

(c)

as damages for the [ILLEGIBLE] of income of Landlord expected to [ILLEGIBLE] derived from the Premises, the amounts (if any) by which the Rent which would have [ILLEGIBLE] payable under this Lease exceeds the payments (if any) received by Landlord from other tenants in the Premises, payable on the first day of each month during the period which would have constituted the unexpired portion of the Term had it not been terminated, or if elected by Landlord by notice to Tenant at or after re-entry or termination, a lump sum amount equal to the Rent which would have been payable under this Lease from the date of such election during the period which would have constituted the unexpired portion of the Term had it not been terminated, reduced by the rental value of the Premises for the same period, established by reference to the terms and conditions upon which Landlord re-lets them if such re-letting is accomplished within a reasonable period after termination, and otherwise established by reference to all market and other relevant circumstances; Rent and rental value being reduced to present worth at an assumed interest rate of the rate per annum for U.S. Treasury Bonds with a term equal to the remainder of the Term on the basis of Landlord’s estimates and assumptions of fact which shall govern unless shown to be erroneous.

19.07

Remedies Cumulative      No reference to nor exercise of any specific right or remedy by Landlord shall prejudice or preclude Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy, but Landlord may from time to time exercise any one or more of such remedies independently or in combination.

ARTICLE 20.00	MISCELLANEOUS

20.01

Relationship of Parties        Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant, and it is acknowledged and agreed that Landlord does not in any way or for any purpose become a partner of Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with Tenant.

20.02

Consent Not Unreasonably Withheld      Except as otherwise specifically provided, whenever consent or approval of Landlord or Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld or delayed. Except as otherwise provided herein, either party’s sole remedy if the other party unreasonably withholds or delays consent or approval shall be an action for specific performance, and the other party shall not be liable for damages. See Exhibit D

20.04

Applicable Law and Construction        This Lease shall be governed by and construed under the laws of the jurisdiction in which the Building is located, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Tenant. The words Landlord and Tenant shall include the plural as well as the singular. Time is of the essence of this Lease and each of its provisions. The captions of the Articles are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.

20.06

Amendment or Modification        Unless otherwise specifically provided in this Lease, no amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.

FOURTEEN

20.07

Construed Covenants and Severability      All of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

20.08

No Implied Surrender or Waiver      No provisions of this Lease shall be deemed to have been waived by either party unless such waiver is in writing signed by such party. A party’s waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. Landlord’s receipt of Rent with knowledge of a breach by Tenant of any term or condition of this Lease shall not be deemed a waiver of such breach. Landlord’s failure to enforce against Tenant or any other tenant in the Building any of the Rules and Regulations made under Article 14.00 shall not be deemed a waiver of such Rules and Regulations. No act or thing done by Landlord, its agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord’s agents or employees shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check, or payment as Rent, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy available to Landlord.

20.09

Successors Bound      Except as otherwise specifically provided, the covenants, terms, and conditions contained in this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

20.10

Personal Liability.      The obligations of Landlord under this Lease do not constitute personal obligations of the Landlord or the individual partners, directors, officers, agents or shareholders of Landlord. Tenant will look solely to Landlord’s interest in the Land and Building for satisfaction of any liability in respect of this Lease and will not seek recourse against the Landlord or the individual partners, directors, officers, agents or shareholders of Landlord or any of their personal assets for such satisfaction.

See Exhibit D

IN WITNESS OF THIS LEASE Landlord and Tenant have properly executed it as of the date set out on page one.

LANDLORD BCED MINNESOTA INC.			TENANT INTER-REGIONAL FINANCIAL GROUP, INC.
By:	/s/ Authorized Signatory		By:	/s/ Authorized Signatory
	Its	V.P.		Its	Pres
By:	/s/ Authorized Signatory		By:	/s/ Authorized Signatory
	Its	Assistant Secretary		Its	Vice Pres.

L3.01(c) (11-81)	FIFTEEN

		Exhibit A

	Dain Tower
Level		Square Feet

Basement		5,912
1		7,520
2		841
3		7,853
4		7,434
5		4,304
6		4,194
7		4,194
8		4,242
9		1,822
13		1,027
14		4,281
16		4,313
17		4,292
18		4,296
19		1,276
21		3,885
22		2,638
23		854
24		3,075
25		3,044
Storage		3,963

Dain Tower Total		85,260

	Thorpe Building
Level		Square Feet

Basement		1,506
1		4,890
Mezzanine		1,656
2		4,902
3		4,929
4		4,929
5		4,929
6		4,929
7		4,929
8		4,374
Storage		1,459

Thorpe Building Total		43,432

Total for Both Buildings		128,692

DAIN TOWER BASEMENT CONFERENCE ROOMS

CONFERENCE ROOMS
LOWER LOBBY
ELEVATORS
ELEVATORS
Women
Men
VENDING AREA
EMPLOYEE LOUNGE
Elevator
Meters
Heater Room
STORAGE
SEE ATTACHED SHEET

Freight Elevator
Up
Down
Heater Room
#55
195 S.F.
Meters
#53
OPEN AREA - 1512 S.F.
#54 1/2
IAI 428 S.F.
#15
132 S.F.
VAULT
#5
204 S.F.
#10
166 S.F.
TELECOMMUNICATIONS
#16
260 S.F.
TELECOMMUNICATIONS
PLAN

DAIN TOWER STORAGE ROOMS

14'
18'
20'
17'
13'1"
IAI

9TH FLOOR DAIN TOWER WORD PROCESSING/COPY CENTE

INSIGHT BOND MGMT
MIDWEST LIFE INS

14TH FLOOR DAIN TOWER

17TH FLOOR DAIN TOWER

IFG INTER-REGIONAL
FINANCIAL GROU

DAIN TOWER

R.R.
R.R.

25TH FLOOR SELECT BENEFITS

1640 DAIN TOWER/P. O. BOX 1160/MINNEAPOLIS, MINNESOTA 55440/(612) 371-2373

ELEVATOR LOBBY
LIGHT SCONCE

2ND FLOOR THORPE

MINNEAPOLIS RETAIL SALES

KEY SLOT
ELEVATOR LOBBY

3RD FLOOR THORPE BUILDING

COMMODITIES - OPTIONS -
FIXED INCOME ADM. -
ASSET BACKED SECURITIES

4TH FLOOR THORPE BUILDING

DBI–TRAINING & RESEARCH LIBRARY

6TH FLOOR THORPE BUILDING

DBI–INSTITUTIONAL SALES & OTC

1940g

EXHIBIT B

Dain Tower and Thorpe Building

Occupancy Costs

SECTION 1.00	WORDS AND PHRASES

1.01	Definitions. In this Lease, including this Exhibit:

(a)	“Building” means all improvements located on the Land, consisting of the buildings known as the Dain Tower and the Thorpe Building.

(b)	“Land” means those portions from time to time owned or leased by Landlord of those lands located in Hennepin County, Minnesota and described on attached Exhibit B-l.

(c)	“Occupancy Costs” means, for any Fiscal Year, an amount equal to Operating Costs for that Fiscal Year multiplied by the number of square feet of office space in the Premises (which is, for the initial office space covered by this Lease, deemed to be 113,548 square feet).

(d)

“Operating Costs” means an amount per square foot (based on 154,376 square feet in the Building) equal to the sum of all costs which, for generally accepted accounting purposes, may be expensed rather than capitalized and which the Landlord will incur in maintaining and operating the Building, appurtenances to the Building and the Land in respect of a Fiscal Year, exclusive of Tax Costs, interest and depreciation. Such Operating Costs shall include, without limitation, premiums for fire and extended coverage and liability insurance, charges for water and sewer, charges for electricity which is not sold to tenants with a special charge therefore, costs of maintenance, salaries, fringe benefit charges, costs of supplies, equipment, uniforms, heat and air conditioning, and a management fee equal to 2.5 percent of gross revenues received by Landlord from the Building. Notwithstanding the foregoing, Operating Costs shall also include all net expenses properly allocable to the Fiscal Year for any capital improvement or structural repair incurred to reduce or limit increases in Operating Costs (subject to the limitation in Section 2.01) or required by Landlord’s insurance carrier or by any change in the laws, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction, which expenses shall be amortized at applicable interest rates over the useful life of the capital improvement or structural repair.

(e)	“Tax Costs” means the sum of all real estate taxes and assessments and other rates, levies and charges levied against the Building, appurtenances to the Building and the Land, including any tax imposed on the capital invested in the Land or improvements on the Land. In determining Tax Costs, any corporate income, profits, excess profits, and business tax imposed upon the income of Landlord and any other impost of a personal nature charged or levied against the Landlord shall be excluded, except to the extent that it is levied in lieu of taxes, rates, charges, or assessments in respect of the Land or any improvements on the Land.

SECTION 2.00	DETERMINATION OF OPERATING COSTS

2.01	Limitation on Operating Costs. Landlord may (but shall not be obligated to) request that Tenant approve any capital improvement or structural repair incurred to reduce or limit increases in Operating Costs based on reasonably detailed costs and projections presented to Tenant by Landlord. Tenant’s approval shall not be unreasonably withheld or delayed. If any such capital improvement or structural repair is proposed by Landlord and approved by Tenant under this Section 2.01, then Operating Costs for any Fiscal Year shall include the amortization attributable to such Fiscal Year of all net costs, charges and expenses incurred by Landlord in connection with such capital improvement or structural repair, with such amortization accomplished with applicable interest rates on the useful life expectancy of such capital improvement or structural repair. If Landlord accomplishes any such capital improvement or structural repair without obtaining Tenant’s prior approval, then Operating Costs for any Fiscal Year shall include the lesser of (i) the amortization attributable to such Fiscal Year of all net costs, charges and expenses incurred by Landlord in connection with such capital improvement or structural repair, with such amortization accomplished on the terms described above, and (ii) the actual reduction in Operating Costs in such Fiscal Year resulting from such capital improvement or structural repair as reasonably demonstrated by Landlord in writing to Tenant.

SECTION 3.00	PAYMENT OF TAX COSTS

3.01	Payment of Tax Costs. Landlord will, not later than 30 days before any installment of Tax Costs is due and payable, provide written notice to Tenant of the portion of such installment for which Tenant is responsible and the date on which such installment is due and payable, which portion will be determined by allocating all or a portion of such installment to the Term (which allocation will be made on a daily basis in respect of the portion of the Fiscal Year in which such installment is due and payable that occurs during the Term), dividing such installment or such allocated portion of such installment by 154,376 and multiplying the result by the number of square feet of office space in the Premises (which is, for the initial space covered by this Lease, deemed to be 113,548 square feet). Tenant will pay the portion of such installment for which Tenant is responsible to Landlord not later than 10 days before the date such installment is due and payable.

EXHIBIT B–1

Land Description

PARCEL A:

The front or southwesterly eighty-two and one-half (82 1/2) feet of Lots One and Two, Block Eighty-eight (88), Town of Minneapolis, according to the recorded plat thereof and situate in Hennepin County, Minnesota.

PARCEL B:

Southwesterly forty-seven and one-half (47 1/2) feet of the rear eighty-two and one-half (82 1/2) feet of Lots One and Two, Block Eighty-eight (88), Town of Minneapolis, according to the recorded plat thereof and situate in Hennepin County, Minnesota.

EXHIBIT C

RULES AND REGULATIONS

1.

Security    Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.

2.

Locks    Landlord may from time to time install and change locking mechanisms on entrances to the Building, common areas thereof, and the Premises, and            (intentionally omitted)                             shall provide to Tenant a reasonable number of keys and replacements therefor to meet the bona fide requirements of Tenant. In these rules “keys” include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without Landlord’s prior written consent. If with Landlord’s consent, Tenant installs lock(s) incompatible with the Building master locking system:

(a)	Landlord, without abatement of Rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto,

(b)	Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and

(c)	Tenant shall at the end of the Term and at Landlord’s request remove such lock(s) at Tenant’s expense.

3.	Return of Keys At the end of the Term, Tenant shall promptly return to Landlord all keys for the Building and Premises which are in possession of Tenant.

4.

Windows    Tenant shall observe Landlord’s rules with respect to maintaining window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shades, screens, drapes, covers or other materials on or at any window in the Premises without Landlord’s prior written consent.

5.

Repair, Maintenance, Alterations and Improvements    Tenant shall carry out Tenant’s repair, maintenance, alterations and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

6.

Water Fixtures    Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse by Tenant shall be paid for by Tenant.

7.	Personal Use of Premises The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes

8.

Heavy Articles    Tenant shall not place in or move about the Premises without Landlord’s prior written consent any safe or other heavy article which in Landlord’s reasonable opinion may damage the Building, and Landlord may designate the location of any heavy articles in the Premises.

9.	(Intentionally Omitted)

10.

Bicycles, Animals    Tenant shall not bring any animals or birds into the Building, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

Office (C) 1787	ONE

11.

Deliveries     Tenant shall ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused by any person making such deliveries.

12.

Furniture and Equipment     Tenant shall ensure that furniture and equipment being moved into or out of the Premises is moved through such entrances, elevatores and corridors and at such times as may from time to time be designated by Landlord, and by movers or a moving company approved by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused thereby.

13.	Solicitations Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

14.

Food and Beverages     Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute foods or beverages in the Building, or use the elevators, corridors or common areas for any such purpose. Except with Landlord’s prior written consent and in accordance with arrangements approved by Landlord, Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for, sale, serving or distribution of food or beverages.

15.

Refuse     Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts and shafts of the Building, free of all refuse.

16.

Obstructions     Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells or other common areas of the Building, or use such locations for any purpose except access to and exit from the Premises without Landlord’s prior written consent. Landlord may remove at Tenant’s expense any such obstruction or thing (unauthorized by Landlord) without notice or obligation to Tenant.

17.	Dangerous or Immoral Activities Tenant shall not make any use of the Premises which involves the danger of injury to any person, nor shall the same be used for any immoral purpose.

18.

Proper Conduct     Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first quality building or which will impair the comfort and convenience of other tenants in the Building.

19.	Employees, Agents and Invitees In these Rules and Regulations, Tenant includes the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

20.

Housekeeping     Tenant shall prevent paper, books, magazines, and other obstructions from being placed on heat, ventilating and air conditioning convectors and any other interference with the heat, ventilating and/or air conditioning system within the Premises.

21.

Energy Conservation     Tenant shall make every effort to practise energy conservation within the Premises and will cooperate with Landlord in establishing and implementing such conservation programs as Landlord may from time to time develop.

Office 1/87	TWO

1840g

EXHIBIT D

Supplemental Terms and Conditions

1.      The following subarticles are added to Article 1.01 of the Lease

(n)     “Affiliates” means entities controlled by, controlling or under common control with the named entity, with “control” meaning ownership of stock or other beneficial interest bearing one-half or more of the aggregate voting rights of the owners of the entity in question.

(o)     “Arbitration” means an arbitration conducted in accordance with the procedures set forth in Exhibit E to the Lease.

(p)     “Event of Default” means the occurrence of any event of default as provided in Article 19.03 of this Lease or as provided in Article 19.03 of the Second Lease.

(q)     “Interest Rate” means a per annum rate of interest equal to the lesser of (a) the rate publicly announced by Norwest Bank Minneapolis, N.A. from time to time as its prime or base rate plus two percentage points, and (b) the highest rate permitted by applicable law.

(r)     “Lease Year” means the 12 month period following the Commencement Date and each 12 month period thereafter.

(s)     “Master Agreement” means that certain Master Agreement dated the same date as this Lease between BCED Minnesota Inc. and Inter-Regional Financial Group, Inc.

(t)     “Second Commencement Date” means the Commencement Date as defined in the Second Lease.

(u)    “Second Lease” means that certain lease dated the same date as this Lease between BCED Minnesota Inc., as landlord, and Inter-Regional Financial Group, Inc., as tenant, covering space in the Dain Bosworth Plaza project in Minneapolis, Minnesota.

(v)     “Fair Market Rent” means for the purposes of this Lease the amount of net rent (expressed as an amount per square foot), taking into account the value of all Landlord inducement, if any, and all other than relevant factors (without giving undue weight to the factor listed above), which a lessor would receive annually under the Assumed Lease (as defined below), exclusive of Occupancy Costs and Tax Costs, assuming the lessor to be a prudent person willing to lease but being under no compulsion to do so, and assuming the tenant to be a prudent person willing to lease but being under no compulsion to do so. “Assumed Lease” means a lease of comparable unencumbered space in a comparable building in operation in downtown Minneapolis, with the following terms in the following circumstances: (a) the term of the Assumed Lease shall be the period from the Expansion Space delivery date in question to the end of the Term, and Fair Market Rent, as established for such period, shall take into account the then typical length of lease terms and the then market kinds and frequencies of adjustments to net annual rent that would apply over [ILLEGIBLE] period, and (b) the Assumed Lease shall cover space [ILLEGIBLE] size equivalent to the Expansion Space in question, [ILLEGIBLE] elevation comparable to the Expansion Space in [ILLEGIBLE]

2.     The following is substituted for Article 3 [ILLEGIBLE] the Lease:

3.04     Acceptance of Premises.    Tenant has [ILLEGIBLE] the Premises, is familiar with its condition and [ILLEGIBLE] the same “as is” and in its present condition.

3.     The following is added to the end of Article 4.04 of the Lease:

In the event that for any reason within Landlord’s control (and specifically excluding, without limitation, the negligence or other act of Tenant or its Affiliates or any of their contractors, agents, employees), any service or facility required to be furnished by Landlord to the Premises under Articles 6.02 or 6.03(a), (b), (c) or (e) is interrupted for a period in excess of two consecutive days after receipt of written notice of such interruption from Tenant, and the conduct of Tenant’s business is significantly impaired and disturbed in the Premises or part thereof as a result of such interruption, then Tenant shall be entitled to an abatement of Rent (a) that is proportionate to the part or whole of the Premises that is so affected and that is proportionate to the degree of the effect, and (b) that continues from the end of such two day period for the balance of the time that the Premises or part thereof is so affected. Tenant shall send copies of its notice under this Article 4.04 to Landlord’s Mortgagees, if any, if Landlord has previously in writing provided Tenant with the name and address of such Mortgagees, although Tenant’s failure to send such copies shall not impair the effectiveness of Tenant’s notice to Landlord under this Article 4.04.

4.     The following is substituted for Article 4.06 of the Lease:

4.06     Payment – Occupancy Costs.

  (a)     Prior to the Commencement Date and not later than 15 days before the beginning of each Fiscal Year thereafter, Landlord shall, after consulting with Tenant during the budgeting process, compute and deliver to Tenant a bona fide estimate of Occupancy Costs for the Fiscal Year in which the Commencement Date occurs and for each Fiscal Year thereafter and without further notice Tenant shall pay to Landlord in monthly installments one-twelfth of such estimate simultaneously with Tenant’s payment of Annual Rent during such Fiscal Year.

  (b)     Unless delayed by causes beyond Landlord’s reasonable control, Landlord shall deliver to Tenant within 120 days after the end of each Fiscal Year a written statement (the “Statement”), prepared by Landlord and setting out in reasonable detail the amount of Occupancy Costs for such Fiscal Year and certified to be correct by an officer of Landlord. If the aggregate of monthly installments of Occupancy Costs actually paid by Tenant to Landlord during such Fiscal Year differs from the amount of Occupancy Costs payable for such Fiscal Year under Article 4.02, Tenant shall pay or Landlord shall refund the difference (as the case may be) within 30 days after the date of delivery of the Statement.

  (c)     If Landlord and Tenant disagree on the accuracy of Occupancy Costs as set forth in the Statement, Tenant shall nevertheless make payment in accordance with any notice given by Landlord, but Tenant may, within 6 months after the date Tenant receives the Statement, cause Occupancy Costs for the period covered by the Statement to be audited by a certified public accountant approved by Landlord (which approval will not be unreasonably withheld and will be deemed given if not given or withheld by Landlord within 10 days after Tenant’s written request for approval is received by Landlord), in which case Landlord will make available Landlord’s relevant books and records to such auditor at a location in Minneapolis, Minnesota that is reasonably acceptable to Tenant. The results of any such audit will be conclusive and any adjustment required to any previous payment made by Tenant or Landlord by reason of any such audit shall be made within 14 days of delivery of such audit by such auditor to Landlord and Tenant, and the party required to make payment under such adjustment shall bear all costs of the audit, except where that payment represents two percent or less of Occupancy Costs, in which case Tenant shall bear all such costs.

  (d)  Neither party may claim a [ILLEGIBLE] respect of Occupancy Costs for a Fiscal Year if [ILLEGIBLE] upon any error of computation or allocation [ILLEGIBLE] notice delivered to the other party within six [ILLEGIBLE] after the date of delivery of the Statement.

  (e)  If the estimated Occupancy Costs [ILLEGIBLE] Fiscal Year exceed actual Occupancy Costs for [ILLEGIBLE] Fiscal Year by an amount equal to 3% of the [ILLEGIBLE] Occupancy Costs or more, Landlord will also [ILLEGIBLE] such difference, promptly pay to Tenant an [ILLEGIBLE] equal to interest on such difference at the [ILLEGIBLE] Rate less two percentage points calculated on the assumption that 1/12 of such difference was advanced in each calendar month of such Fiscal year.

5.     The following is substituted for Article 5.02 of the Lease:

5.02   Compliance with Laws and Insurance Requirements. The Premises shall be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws in force or regulations or orders and not in any manner which may increase the premium for customary and reasonable property insurance coverages on the Building (unless Tenant pays such increase in premium). If due solely to Tenant’s use of the Premises that is not common for office tenants in the central business district of Minneapolis, Minnesota, improvements are necessary to comply with any of the foregoing or with the usual and reasonable requirements of insurance carriers licensed in Minnesota, Tenant shall pay the entire cost thereof; otherwise, Landlord will pay such costs.

6.     The following is added at the end of Article 6.05(c) of the Lease:

Landlord shall use all reasonable efforts to collect from other tenants in the Building (and to exclude from Occupancy Costs) separate charges for disproportionate use by such other tenants of any utility or service.

7.     The following is added at the end of Article 6.06 of the Lease:

and will not significantly alter the configuration or area of the Premises or the configuration or size of common areas in the Building.

8.     The following is added to the end of Article 6.07 of the Lease

Notwithstanding the above provisions of this Article 6.07, except in an emergency, Landlord will have no right to enter any of the area of the Premises described on attached Exhibit D–l, unless Landlord’s representatives are accompanied by a designated representative of Tenant.

9.     The following is added at the end of [ILLEGIBLE] of the Lease:

Tenant shall have the right, without the consent of [ILLEGIBLE] Landlord, to make changes, additions or improvement [ILLEGIBLE] Premises that do not materially affect the Building [ILLEGIBLE] structure or systems or operation thereof and do [ILLEGIBLE] a total cost of $25,000.

10.     The following is added at the end of [ILLEGIBLE] of the Lease:

Notwithstanding the above provisions of this Article 7.05, Tenant may contest any such lien or encumbrance, claim of lien or other action if Tenant notifies Landlord of its intention to do so and provides to Landlord an escrow payment, letter of credit, bond, or other security reasonably acceptable to Landlord in an amount equal to 125% of such lien or encumbrance, claim of lien or other action, during which contest (including appeal) the matter may remain unsatisfied. If such contest is not resolved favorably to Tenant, Tenant will satisfy such matter, failing which Landlord may apply such security to the satisfaction of such matter and payment of Landlord’s reasonable costs (including attorneys’ fees) regarding such satisfaction and will return to Tenant any excess amounts obtained by Landlord from such security.

11.     The following is added at the end of Article 7.06 of the Lease:

Landlord approves the existing signs installed for the benefit of Tenant and its Affiliates and agrees that Tenant and its Affiliates may continue and maintain such signs during the Term.

12.     The following is added to the end of Article 8.01 of the Lease:

Landlord shall elect to contest or not to contest Taxes for any year in its reasonable business judgment and consistent with the best interests, long term and short term, of the Building. At the request of Tenant from time to time, Landlord shall consult with Tenant regarding the valuation and rates for the Building and Landlord’s and Tenant’s views on the fairness thereof. If after such consultation Tenant in the exercise of its reasonable judgment notifies Landlord that Tenant believes that Taxes are excessive because of improper valuations, tax rates or special assessments and should be contested, Landlord agrees to contest the Taxes in a manner and to an extent consistent with reasonable diligence and to include all costs relating to the contest as a part of Occupancy Costs. If Landlord contests the Taxes and receives a refund or incurs additional Taxes after adjustments for actual Occupancy Costs have been made, such Occupancy Costs will be corrected accordingly and the appropriate adjustment will be made between Landlord and Tenant.

13.     The following is substituted for Article 9.01 of the Lease:

9.01   Landlord’s Insurance.     During the Term, Landlord shall maintain at its own expense (subject to participation by Tenant by payment of Occupancy Costs under Article 4.02) liability insurance consistent with that carried by Landlord (or similar landlords) on comparable buildings in the central business district of Minneapolis, Minnesota, all-risk property insurance in an amount equal to the full replacement cost of the Building (exclusive of costs of excavation and footings and foundations), plate glass, boiler and pressure vessel insurance, and other insurance on the Building and all property and interest of Landlord in the Building with coverage and in amounts not less than those which are from time to time acceptable to a prudent owner in the area in which the Building is located. Policies for such insurance shall waive, to the extent available from Landlord’s carrier(s), any right of subrogation against Tenant. Landlord will provide to Tenant, upon Tenant’s written request, certificates of insurance evidencing such insurance.

14.    The following is added as Article 9.03 of the Lease:

9.03   Waiver of Claims.    Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby waive their respective rights of recovery against each other for injury or loss due to hazards coverable by the property insurance described in Articles 9.01 and 9.02, or covered under any additional property insurance actually maintained by Landlord or Tenant, and each releases the other from any direct or consequential damage to the property of such party or of any person or entity under its control, caused by such hazards (including liability for loss of rent), whether or not such damage may be attributable to the negligence or act of either party or its respective Affiliates, agents, invitees, contractors, servants or employees.

15.    The following is added as Article 9.04 of the Lease:

9.04  Tenant’s Improvements.    Landlord and Tenant acknowledge that Landlord is obligated to carry property insurance under Article 9.01 that covers, on each floor in the Premises, the Building shell and core improvements (including base building, mechanical, electrical, plumbing and life safety systems but excluding ceiling tile and grid, lights and the extension of mechanical, electrical, plumbing and life safety systems (including sprinklers) into the Premises on each floor) and all other improvements that were installed on each floor of the Premises on or before the date of this Lease, and that Tenant is obligated to carry property damage insurance under Article 9.02 that covers all improvements that are installed by Tenant on each floor in the Premises after the date of this Lease.

16.    The following is substituted for Articles 11.01 - 11.06 of the Lease:

11.01 Assignment and Subletting.    So long as the Second Lease has not been terminated, Tenant shall not assign or transfer this Lease or any interest therein or in any way part with possession of all or any part of the Premises, or permit all or any part of the Premises to be used or occupied by any other person; provided, however, that: (a) Tenant shall have the sublease rights set forth in Article 11.02 below; (b) Tenant shall have the unlimited right, exercisable at any time, to assign this Lease or sublease all or any part of the Premises to any of its Affiliates; and (c) Inter-Regional Financial Group, Inc.

(“IFG”) shall have the right, without restriction, except as hereinafter provided, to assign this Lease subject to the applicable provisions of this Article 11.00, to its Affiliate Dain Bosworth Incorporated, a Delaware corporation (“Dain Bosworth”), and upon such assignment IFG shall be released and discharged from all remaining liability and obligation hereunder, provided that at the time of such assignment, the net worth of Dain Bosworth, as established by its then most recent, audited and published annual report, shall not be less than the lesser of $50,000,000.00 or a net worth which is reasonably comparable to IFG’s net worth as established by IFG’s and Dain Bosworth’s then most recent published annual report. In the event the Second Lease is terminated, Tenant shall have the right to sublease all or any part of the Premises. Any assignment, transfer or subletting or purported assignment, transfer or subletting except as specifically provided herein shall be null and void and of no force and effect. No assignment, transfer or subletting (or use or occupation of the Premises by any other person) which is permitted under this Article 11.00 shall in any way release or relieve Tenant of its obligations under this Lease unless such release or relief is specifically granted by Landlord to Tenant in writing.

11.02  Special Sublease Rights.    Tenant shall have the right to sublease up to 20% of the space in the Premises to any party during the period after the date of this Lease and before the date that the Second Lease is terminated; provided, however, that Tenant shall, with respect to each sublease, have first given to Landlord a written notice specifying the effective date of the sublease and the term of and space covered by the sublease. Landlord may elect, by giving written notice to Tenant not later than 30 days after Landlord’s receipt of Tenant’s notice, to accept a surrender of this Lease with respect to the space to be covered by the proposed sublease and for the term thereof. If Landlord fails to give such notice within such time, then Tenant may accomplish the sublease in question.

17.  The following is substituted for Article 15.05 of the Lease:

15.05  Awards.    Upon any such taking or purchase, Landlord shall (except as set forth below) be entitled to receive and retain the entire award or consideration for the affected lands and improvements and Tenant shall not have nor advance any claim for the value of its property or its leasehold estate or the unexpired Term of the Lease; provided, however, that nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the condemning authority an award or compensation attributable to the taking or purchase of Tenant’s improvements, chattels or trade fixtures, and for costs of removal or relocation or business interruption expense. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.

18.   The following is added to the end of Article 16.01 of the Lease:

any and all damage to the Building to the extent that Landlord is obligated to insure the same under Article 9.04, and Tenant shall repair at its expense all damage to other improvements and fixtures in the Premises and to Tenant’s trade fixtures and personal property.

19.   The following is added to the end of Article 16.04 of the Lease:

Landlord will give Tenant written notice of its intent to reconstruct or not to reconstruct all or any part of the Building within such 60 day period. Tenant may elect, by written notice to Landlord within 90 days after the date of such casualty, to terminate this Lease if Landlord elects not to reconstruct the entire Building or if the Premises are not damaged but Tenant’s use of the Premises is materially and adversely affected by the damage to the Building and the completion of the reconstruction will require more than 180 days.

20.   The following is substituted for Article 17.01 of the Lease:

17.01   Sales, Conveyance and Assignment.     Landlord shall be entitled to sell, convey, assign or otherwise transfer the Land and Building, subject only to the rights of Tenant under this Lease; provided, that (a) after the date hereof and until the commencement of Tenant’s Work under Exhibit D to the Second Lease, Landlord shall be entitled to make such a sale, conveyance, assignment or other transfer only if the landlord under the Second Lease is not in default under the Second Lease and if Landlord receives Tenant’s prior written approval (which may be withheld in Tenant’s sole discretion), and (b) after the commencement of Tenant’s Work under Exhibit D to the Second Lease and until the Second Commencement Date (or earlier termination of the Second Lease), Landlord shall be entitled to make such a sale, conveyance, assignment or other transfer only if the landlord under the Second Lease is not in default under the Second Lease and if Landlord receives Tenant’s prior written approval (which may not be unreasonably withheld). The proviso in the immediately preceding sentence (1) shall not apply to transfers of the Land or Building to a partnership in which BCED Minnesota Inc. or an Affiliate thereof is managing and controlling general partner with at least a twenty percent partnership interest, and (2) shall not apply to (and shall cease to have any force or effect upon) (A) transfer of the Land or Building to any holder of a mortgage or similar security arrangement against the Land or Building in lieu of foreclosure or (B) sale of the Land or Building at a foreclosure sale or other cancellation of any mortgage or similar security arrangement against the Land or Building without redemption by Landlord or an Affiliate of Landlord.

21.     The following is substituted for Article 17.03 of the Lease:

17.03   Subordination.     Tenant agrees that it will subordinate this Lease to any first mortgage or first deed of trust now or hereafter encumbering the Building or Land and to all renewals, modifications, supplements, consolidations and replacements thereof (herein called the “First Mortgage”) and Tenant agrees to execute any subordination and attornment agreement, in a form reasonably required by the holder of such First Mortgage, without cost to such holder; provided, however, that the holder of the First Mortgage executes and delivers to Tenant, without cost to Tenant, a nondisturbance agreement, in a form reasonably required by Tenant, that provides that Tenant’s rights under this Lease will continue undisturbed so long as Tenant is not in default.

22.     The following is substituted for Article 19.01 of the Lease:

19.01  Payment of Rent; Interest and Costs.     Tenant shall pay to Landlord interest at a rate equal to the Interest Rate upon all Annual Rent and Occupancy Costs required to be paid hereunder from the date 10 days after the due date therefore and, upon all other charges, from a date 10 days after Landlord’s written demand therefor, in each case until the same is fully paid and satisfied. Tenant shall indemnify Landlord against all costs and charges (including legal fees) lawfully and reasonably incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of Tenant or upon expiration or earlier termination of the Term of this Lease, or in enforcing any covenant, proviso or agreement of Tenant herein contained, but only if Landlord is the prevailing party. Landlord shall indemnify Tenant against all costs and charges (including legal fees) lawfully and reasonably incurred in enforcing Landlord’s obligations under this Lease, but only if Tenant is the prevailing party.

23.     The following is substituted for Article 19.02 of the Lease:

19.02   Right of Landlord to Perform Other Covenants.     If Tenant shall fail to perform any act on its part to be performed hereunder, other than the payment of Rent, and such failure shall continue for 10 days after notice thereof from Landlord, or such additional time as is reasonably required to effect such performance (provided that Tenant commences to cure its failure within such 10 day period and diligently pursues such cure), Landlord may (but shall not be obligated so to do) perform such act without waiving or releasing Tenant from any of its obligations relative thereto. All sums paid or costs incurred by Landlord in so performing such acts under this Article 19.02, together with interest thereon at the rate set out in Article 19.01 from the date each such payment was made or each such cost incurred by Landlord, shall be payable by Tenant to Landlord on demand.

24.     The following is added to the end of Article 19.03(a) of the Lease:

ten days after notice from Landlord to Tenant of such default (except that such notice shall be required only once in any twelve month period and the default in the payment of Annual Rent or Occupancy Costs shall arise on the tenth day after the due date therefor with respect to all such defaults in such twelve month period after the first default), or

25.     The following is added to the end of Article 20.02 of the Lease:

If either party withholds any consent or approval, the other party may, within thirty days after the date that such consent or approval is withheld in writing or the date that it is deemed withheld after the passage of time, whichever date occurs later, give written notice to the withholding party specifying the reasons that such withholding was unreasonable, and if such notice is given, the other party may pursue an action for damages (but only on the basis set forth in such notice) by commencing such action within six months after the date of such notice.

26.     The following is substituted for Article 20.03 of the Lease:

20.03   Building Name.     The parties agree that, prior to the termination of this Lease, the names of the Dain Tower and the Thorpe Building will remain the “Dain Tower” and the “Thorpe Building” and that, upon expiration of this Lease, the Dain Tower will be renamed, and the Thorpe Building may be renamed, to some other name(s) not associated with Tenant, any entity affiliated with or related to Tenant, or with Tenant’s business or industry.

27.     The following is added as Article 20.11 of the Lease:

20.11     Expansion Options.

   (a) Subject to the terms and conditions of this Lease, Landlord grants Tenant options (the “Expansion Option(s)”) to add the following expansion space (“Expansion Space(s)”) to the Premises:

(i)	approximately 6,000 square feet of space in the Building (with segments of not less than 1,500 contiguous square feet), in locations to be designated by Landlord, such option to be exercised, if at all, prior to the commencement of the second Lease Year of the Term (the “First Expansion Option”);

(ii)	approximately 6,000 square feet of space in the Building (with segments of not less than 1,500 contiguous square feet), in locations to be designated by Landlord, such option to be exercised, if at all, prior to the commencement of the third Lease Year of the Term (the “Second Expansion Option”);

(iii)	approximately 6,000 square feet of space in the Building (with segments of not less than 1,500 contiguous square feet), in locations to be designated by Landlord, such option to be exercised, if at all, prior to the commencement of the fourth Lease Year of the Term (the “Third Expansion Option”).

(b) Each Expansion Option will be upon the following terms and conditions:

(i)	Landlord will deliver to Tenant possession of the applicable Expansion Space within 6 months after Tenant exercises its Expansion Option.

(ii)	At neither the time of exercise nor any time thereafter until the commencement of the Term as to the Expansion Space will Tenant be in default under this Lease beyond the applicable grace period.

(iii)	The commencement date regarding the Expansion Space will occur on the date specified by written notice to Tenant from Landlord and Landlord will deliver to Tenant possession of the Expansion Space on such date; provided however, that Tenant must receive such notice not later than two months prior to the commencement date. The Term as applicable to the Expansion Space will expire on the same date as the expiration or earlier termination of this Lease.

(iv)	Annual Rent for the Expansion Space will be at the Fair Market Rent for the space in question, whether more or less than the Annual Rent for the other portions of the Premises. Landlord will give Tenant Landlord’s reasonable determination of Fair Market Rent as to an Expansion Space in question in the notice from Landlord to Tenant under Article 20.11 (b) (iii) . If Landlord and Tenant cannot agree upon the determination of Fair Market Rent on or before the date that Tenant is required to give Landlord written notice of exercise of the Expansion Option, and Tenant nonetheless timely exercises such Expansion Option, the determination of Fair Market Rent will be submitted to Arbitration. If on the date Fair Market Rent as to an Expansion Space is scheduled to commence pursuant to this Lease, the Arbitration has not been completed, Tenant will pay, as monthly installments of Annual Rent are due, one-twelfth of the amount equal to Landlord’s reasonable estimate of Fair Market Rent. Upon determination of Fair Market Rent pursuant to Arbitration, Landlord will pay to Tenant or Tenant will pay to Landlord, as appropriate, the amount equal to the overpayment or underpayment of Annual Rent from such commencement until the determination of Fair Market Rent pursuant to Arbitration, together with interest accrued thereon during such period at the Interest Rate less two percentage points. Thereafter, Tenant will pay, regarding such Expansion Space, on the first day of each and every month, an amount equal to one-twelfth (1/12) of the Fair Market Rent as determined pursuant to Arbitration.

(v)	Tenant will accept an Expansion Space in its “as is” condition as of the commencement of the Term as applied to such Expansion Space. Tenant will have no allowances for tenant improvements regarding Expansion Spaces.

(vi)	Except as expressly provided in this Article 20.11, each Expansion Space will become a part of the Premises on the same terms and conditions as provided in the Lease.

  The conditions as forth in clauses (ii) and (iii) above are solely for the benefit of Landlord and Landlord may at its option elect to waive any such condition.

  (c)    Limitation; Amendment.     Notwithstanding any other provisions of this Lease, (i) the Expansion Options (and Tenant’s rights under Article 20.12) may not be severed from this Lease or separately sold, assigned or otherwise transferred, (ii) no Expansion Option (or Tenant’s rights under Article 20.12) may be exercised at any time at which an Event of Default has occurred and is continuing, and (iii) all rights of Tenant under Articles 20.11 and 20.12 will terminate upon termination of this Lease. In addition, Tenant may not exercise any Expansion Option (or right under Article 20.12) at any time at which twenty-five percent or more of the Premises is non-occupied space. Upon request of either party, the other party will at any time after the expiration of the time for giving notice of exercise of any Expansion Option (or right under Article 20.12), execute and deliver either an amendment to this Lease stating that such Expansion Option (or right under Article 20.12) has been exercised, with a description as to the Space that has been added to the Premises and the Annual Rent therefor, or a certificate stating that such Expansion Option (or right under Article 20.12) has not been exercised.

(d)  Upon Tenant’s exercise of any of the Expansion Options granted herein, Tenant will, upon Landlord’s request, consider taking space in another building owned or managed by Landlord in downtown Minneapolis, Minnesota (the “Alternative Space”) in lieu of the Expansion Space or First Offer Space in question. In the event Tenant agrees to take such Alternative Space in lieu of the Expansion Space or First Offer Space in question, such Alternative Space will, except as expressly provided otherwise in this Article 20.11, become a part of the Premises on the same terms and conditions as provided in this Lease.

28.     The following is added as Article 20.12 of the Lease:

20.12.     Right of First Offer/Right of First Refusal.     If Landlord desires to lease to other tenants any space in the Building (except for any Expansion Space prior to the termination of the Expansion Option relating to such Expansion Space), Landlord will give Tenant written notice of such intent prior to the date Landlord commences its marketing of such space. Such notice will identify such space and state the terms upon which Landlord is prepared to lease such space. Tenant will have 20 days after receipt of such notice in which to give notice to Landlord that Tenant exercises its option to lease such space upon the terms contained in Landlord’s notice to Tenant. If Tenant fails to give such notice to Landlord within such 20 day period or if Tenant gives Landlord written notice that Tenant does not desire to lease such space upon the terms contained in Landlord’s notice, Landlord may lease such space to another party, provided that:

(a)  the lease for such space is executed by Landlord and the other tenant not later than the date 180 days after the date that is the earlier of (l) the date that such 20 day period expires, or (2) the date that Tenant notifies Landlord that Tenant does not desire to lease such space upon the terms contained in Landlord’s notice; and

(b)  such lease is upon the same terms contained in Landlord’s notice to Tenant or upon other terms that are not more favorable to the proposed tenant than the terms contained in Landlord’s notice to Tenant; provided, however, that this requirement will be satisfied when the terms of any such lease are more favorable to the proposed tenant than the terms contained in Landlord’s notice to Tenant if the following occurs

(1)	Landlord gives written notice (“Landlord’s Revised Notice”) to Tenant of the terms of such lease; and

(2)	Tenant does not exercise its option to lease such space upon the same terms as those contained in Landlord’s Revised Notice, which option must be exercised, if at all, by Tenant’s giving written notice to Landlord within 15 days after receiving Landlord’s Revised Notice.

Tenant’s possession of, and any rent regarding, any space leased from Landlord by Tenant pursuant to this Article 20.12, will commence on the date provided for in the notices required to be given by Landlord to Tenant under this Article 20.12. Except as provided in such notices, all other provisions of this Lease will be incorporated into the lease for such space between Landlord and Tenant.

29.     The following is added as Article 20.13 of the Lease:

20.13.     Confidentiality.     Landlord will not disclose the terms of this Lease to any person or entity other than bona fide prospective mortgagees or purchasers and Landlord’s employees, counsel and accountants, without first obtaining the written consent of Tenant.

30.     The following is added as Article 20.15 of the Lease:

20.15.     Termination of Lease.

(a)  Tenant shall have the right to terminate this Lease upon thirty (30) prior days written notice to Landlord at any time after the Second Lease has been terminated.

(b)  This Lease shall automatically terminate on the date 21 days after the Second Commencement Date or the date that Tenant no longer occupies any of the Premises as a result of its occupancy of the premises covered by the Second Lease, whichever occurs earlier; provided, however, that Tenant’s obligation to pay Rent under this Lease will terminate on the Second Commencement Date.

31.     The following is added as Article 20.17 of the Lease:

20.17.     Satellite Dish.     Tenant shall have the right, at its option, at no additional charge to Tenant (except reasonable charges for any utility service consumed), and at Tenant’s expense, to install, use, maintain and/or replace a satellite dish on the roof of the Building, at a location designated by Landlord, together with such additional wiring and installation as shall reasonably be required to permit the Tenant to use and operate such satellite dish in connection with Tenant’s use and operation of the Premises. The installation, maintenance, repair and replacement of such satellite dish and wiring may be performed by such contractors or agents as Tenant may designate, subject to the prior written consent of Landlord, which approval will not be unreasonably withheld or delayed. Tenant will have the right to remove such satellite dish within a reasonable time after expiration of the Term, or at any time prior thereto, provided that Tenant repairs any damage caused by such removal. Tenant will remove such satellite dish within a reasonable time after expiration of the Term, and repair any damage caused by such removal, if Landlord requests such removal by Tenant on or before the expiration of the Term.

EXHIBIT E

Arbitration Procedures

The parties hereto shall initially attempt to agree upon the matter in question. If they have been unable to so agree within thirty (30) days after the date that they are required to agree as to such matter under the Lease, then, at the request of either party the matter will be determined by an arbitration board consisting of three reputable real estate professionals with experience with first-class office buildings in the Minneapolis-St. Paul metropolitan area, each of whom must have no material financial or other business interest in common with a party. One arbitrator shall be appointed by each party. If the first two arbitrators are unable to agree on a third arbitrator within thirty (30) days after the appointment of the second arbitrator, or if either party refuses or neglects to appoint an arbitrator as herein provided within twenty (20) days after the appointment of the first arbitrator, then such third arbitrator or such second arbitrator whose appointment was not made as aforesaid shall be appointed by the presiding judge of the Hennepin County District Court, or by any person to whom such presiding judge formally delegates the matter or, if such methods of appointment fail, by the American Arbitration Association.

If the matter in question is the determination of Fair Market Rent, the parties will submit to the arbitrators the definition of “Fair Market Rent” from the Lease and each arbitrator shall submit his or her determination in a sealed envelope by the 30th day following appointment of the last arbitrator, and any determination not submitted by such time shall be disregarded. The parties shall meet on said 30th day (or if it is not a business day, on the first business day thereafter) at 11:00 a.m. at the office of Tenant, or such other place as the parties may agree and simultaneously deliver the determinations. If the determinations of at least two of the arbitrators shall be identical in amount, such amount shall be deemed the Fair Market Rent. If the determination of the three arbitrators shall be different in amount, the Fair Market Rent shall be determined as follows:

(a)     If neither the highest nor lowest determination differs from the middle determination by more than ten (10) percent of such middle determination, then the Fair Market Rent shall be deemed to be the average of the three determinations; and

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(b)     If clause (a) does not apply, then the Fair Market Rent shall be deemed to be the average of the middle determination and the determination closest in amount to such middle determination.

If the matter in question is a matter other than the determination of Fair Market Rent, then the decision of any two of the three arbitrators will control, and such decision will be made and delivered to Landlord and Tenant by such arbitrators not later than the 30th day following the appointment of the last arbitrator. Such arbitration will, except as above set forth, be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

The decision of the arbitrators, determined as above set forth, will be final and non-appealable. The fees and expenses of the arbitrators will be shared equally by Landlord and Tenant. The costs of all counsel, experts and other representatives that are retained by a party will be paid by such party.

During the period of time that any arbitration is pending under the Lease, the parties to the Lease will continue to comply with all those terms and provisions that are not the subject of the arbitration.

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EXHIBIT F

JANITORIAL SCHEDULE

I.	Daily Cleaning Operations.

A.	General Cleaning.

1.	Empty waste containers and remove from buildings.

NOTE:	The cleaning of waste containers is not considered part of standard cleaning. Tenant may request this service for which a charge will be determined.

2.	Empty and clean ash trays.

3.	Dust desks and tables.

4.	Dust mop hard surface floors.

5.	Remove spots and stains from hard surface floors.

6.	Spot vacuum carpets and rugs.

7.	Clean sinks in office areas.

8.	Clean drinking fountains.

9.	Spot cleaning of tenant carpeting as needed.

B.	Washroom Cleaning.

1.	Clean and sanitize toilet bowls, seats, plumbings and hardware.

2.	Clean and sanitize urinal bowl and hardware.

3.	Clean and sanitize washbasin bowl and hardware.

4.	Dust and/or clean all horizontal and vertical surfaces in washroom, such as dispensers, partitions, walls and doors.

5.	Clean all mirrors.

6.	Fill paper holders and towel cabinets.

7.	Dust mop or sweep floor area.

8.	Damp mop floor area using a disinfectant liquid soap.

9.	Spot clean washroom walls.

10.	Dusting of tenant furniture and office equipment.

C.	Miscellaneous Cleaning.

1.	Clean drinking fountains.

2.	Spot clean entrance glass and mats.

3.	Damp mop public corridors, cafeterias and entrance tile floor areas.

4.	Damp mop vending machine and kitchen areas.

5.	Clean elevator cabs as follows:

a.	Vacuum carpet.
b.	Clean and polish cab walls, doors and rails.
c.	Clean door rubbers.
d.	Vacuum door slides.

II.	Weekly Cleaning Operations.

1.	Wall to wall vacuuming.

2.	Spray buff public corridors, cafeterias and entrance tile floor areas.

3.	Dust elevator cab ceiling.

4.	Vacuuming of tenant upholstered furniture performed on an ongoing basis as needed or inspected.

NOTE:	Our cleaning personnel are instructed not to clean any office machines.

III.	Bi-Weekly Cleaning Operations.

1.	Spray buff hard surface floors.

IV.	Monthly Cleaning Operations.

1.	Clean entrance side glass.

2.	Scrub and refinish hard surface floors (as inspected).

V.	Semi-Annually Cleaning Operations.

1.	Clean grills and diffusers.

VI.	Annual Cleaning Operations.

1.	Clean light fixtures (as inspected).

2.	Clean blinds (as inspected).

3.	Strip hard surface floors (as inspected).

VII.	Wash exterior windows two times a year; and a third time each year, if needed.